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 AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
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     AMENDMENT NO. 1, dated as of August __, 1995, to the Third Amended and
Restated Credit Agreement dated as of September 26, 1994, (the "Credit Agreement") among FRANKLIN ELECTRONIC PUBLISHERS, INC., (formerly known as Franklin Computer Corporation), a Pennsylvania corporation (the "Company"), FRANKLIN ELECTRONIC PUBLISHERS (HK) LTD. (formerly known as Franklin Computer
(HK) Ltd.), a Hong Kong Corporation ("Franklin HK"), and CHEMICAL BANK, a New York banking corporation (the "Bank").


                             W I T N E S S E T H :


     WHEREAS, the parties hereto desire to amend the Credit Agreement to increase the Revolving Credit Commitment (as defined in the Credit Agreement) from $15,000,000 to $35,000,000, and as otherwise provided herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1.  Definitions.  Unless otherwise specifically defined herein,
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each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

     SECTION 2.  Amendments to the Credit Agreement.  The Credit Agreement is
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amended as follow:

     SECTION 2.1.  Section 1.01 of the Credit Agreement is amended as follows:

     2.1.1 The definition of "Commitment Termination Date" is amended by changing the date "October 31,1996" appearing therein to "October 31, 1998".

     2.1.2 The definition of "Revolving Credit Commitment" is amended by changing the number "$15,000,000" appearing therein to "$35,000,000".

     2.1.3 The definition of "Current Liabilities" is amended by deleting the phrase "and for purposes of this Agreement including the outstanding principal amount of the Revolving Credit Note and the Unused Commitment, all computed" appearing therein.

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     SECTION 2.2.  Section 4.01(f) of the Credit Agreement is amended by changing the date "March 31, 1994" appearing therein to "March 31, 1995".

     SECTION 2.3. Section 6.03 of the Credit Agreement is amended by deleting the word "and" at the end of subparagraph (c) thereof, replacing the period at the end of subparagraph (d) thereof with "; and", and adding a new subparagraph
(e) to read as follows:

     (e) Indebtedness in an amount equal to a maximum of eighty percent of the appraised value of the Company's headquarters building in Burlington, New Jersey, such Indebtedness to be secured solely by a mortgage on such building.

     SECTION 2.4. Section 6.04 of the Credit Agreement is amended by deleting the word "and" at the end of subparagraph (b) thereof, replacing the period at the end of subparagraph (c) thereof with "; and" and adding a new subparagraph
(d) to read as follows:

     (d) the Guaranty by the Company of a loan to Farbell Electronics, Inc., the Company's manufacturer in Hong Kong, such loan, and the Company's obligations under any such Guaranty, not to exceed $600,000, and to have a maximum term of 24 months.

     SECTION 2.5. Section 6.09 of the Credit Agreement is amended by deleting everything following "less than:", and substituting therefore the following:

     $37,000,000 through March 30, 1996;

     $38,000,000 from March 31, 1996 through March 30, 1997; and

     $39,000,000 at March 31, 1997 and thereafter.

     SECTION 2.6. Section 6.11 of the Credit Agreement is amended to read in its entirety as follows:

     Section 6.11.  Interest Coverage Ratio.  Permit the ratio of (i) (A) EBITDA
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     minus (B) capital expenditures, to (ii) Interest Expense, to be less than
     2.0 to 1.0 for each twelve month period ending on the last day of each fiscal quarter of the Company.

     SECTION 2.7. Section 6.12 of the Credit Agreement is amended by replacing the word "quick" with "current", and replacing the number ".5" with "2.0".

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     SECTION 2.8.  Section 6.17 of the Credit Agreement is amended by adding the following at the end thereof:

     Notwithstanding the foregoing, the Company may repurchase up to 125,000 of its shares of common stock each fiscal year of the Company for the purpose of neutralizing the dilative effect of stock options granted to key employees, consultants, or outside directors of the Company.

     SECTION 2.9. Section 8.01(n) of the Credit Agreement is amended by changing the date "March 31, 1994" appearing therein to "March 31, 1995".

     SECTION 2.10. Section 10.01 of the Credit Agreement is amended by (i) changing the address of the Company to "One Franklin Plaza, Burlington, New Jersey 08016", and (ii) by deleting the words "Credit Deputy" appearing therein and replacing them with "Eric Groberg".

     SECTION 3.  Conditions Precedent to Effectiveness of this Amendment No. 1.
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The Amendments contained in this Amendment No. 1 shall not become effective until the following conditions have been satisfied in full or waived by the Bank in writing:

     SECTION 3.1. The Bank shall have received an originally executed counterpart of this Amendment No. 1 duly executed by the Company, Franklin HK and any Corporate Guarantors.

     SECTION 3.2. The Company shall have executed and delivered to the Bank a New Revolving Credit Note dated the date hereof in the form of Exhibit 2.02 hereto (the "New Revolving Credit Note") which shall be in replacement of and substitution for, and shall be an amendment and restatement of, the Revolving Credit Note dated June 18, 1992 (the "Old Revolving Credit Note"). Said execution and delivery of the New Revolving Credit Note shall be in replacement of and substitution for the Old Revolving Credit Note and the execution and delivery of the New Revolving Credit Note in replacement of and substitution for the Old Revolving Credit Note shall not be deemed a novation of the obligations of the Company under the Old Revolving Credit Note. The New Revolving Credit Note shall constitute the Revolving Credit Note under the Credit Agreement as herein amended.

     SECTION 3.3. There shall have occurred no material adverse change since March 31, 1995 in the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the Company, Franklin HK, any Corporate Guarantor or any of their Subsidiaries.

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     SECTION 3.4.  No event has occurred and is continuing which constitutes an
Event of Default under the Credit Agreement or any of the other Loan Documents or which would, with or without the giving of notice, passage of time, or both, constitute an Event of Default under the Credit Agreement or any of the other Loan Documents after giving effect to the consummation of this Amendment No. 1.

     SECTION 3.5. The Bank shall have received the opinion of Gregory Winsky, General Counsel to the Company and such opinions shall be in form, scope and substance satisfactory to the Bank and its counsel.

     SECTION 3.6. The Bank shall have received confirmation of all collateral arrangements in form, scope and substance acceptable to the Bank and its counsel.

     SECTION 3.7. The Company shall pay all accrued fees and expenses under the Credit Agreement in connection with the transactions contemplated herein, including the reasonable fees and disbursements of counsel for the Bank.

     SECTION 3.8. The Bank and its counsel shall have received all information and documents, including without limitation records of requisite corporate actions and proceedings in connection with this Amendment No. 1, as the Bank or its counsel reasonably request in connection with the transactions contemplated under this Amendment No. 1, such documents where so requested by the Bank or its counsel to be certified by appropriate corporate persons or governmental authorities, and such information and documents shall be in form, scope and substance satisfactory to the Bank and its counsel.

     SECTION 3.9 . The Company shall have paid to the Bank a Closing Fee of $35,000.

     SECTION 4.  Representations and Warranties.  In order to induce the Bank to
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enter into this Amendment No. 1, the Company, Franklin HK and the Corporate
Guarantors represent and warrant to the Bank that:

     Section 4.1. After giving effect to the amendments contained herein, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof.

     Section 4.2. No event has occurred and is continuing or would result from the execution of this Amendment No. 1, which constitutes an Event of Default or, with or without the giving of

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notice of passage of time or both, would constitute an Event of Default under the Credit Agreement or any other Loan Document;

     Section 4.3. The Borrower, Franklin HK and any Corporate Guarantors have performed in all material respects all agreements and satisfied all conditions which the Credit Agreement and this Amendment No. 1 provide shall be performed by it on or before the date hereof; and

     Section 4.4. The execution, delivery and performance by the Borrower, Franklin HK and each Corporate Guarantor of this Amendment No. 1 and by the Borrower of the New Revolving Credit Note and each other Loan Document are within the corporate power of the Borrower, Franklin HK and each Corporate Guarantor, have been duly authorized by all necessary corporate action on the part of the Borrower, Franklin HK and each Corporate Guarantor, are not in contravention of (i) any provision of law or any governmental rule or regulation applicable to the Borrower, Franklin HK or any Corporate Guarantor which, if violated, might reasonably be expected to have a material adverse effect on the Company, Franklin HK or any Corporate Guarantor, or (ii) the terms of the Borrower's, Franklin HK's or any Corporate Guarantor's Articles of Incorporation or by-laws or (iii) of any undertaking to which the Borrower, Franklin HK or any Corporate Guarantor is a party or by which any of them is bound and this Amendment No. 1, as of the date it becomes effective, and the New Revolving Credit Note will constitute valid and binding agreements of the Borrower, Franklin HK and each Corporate Guarantor, as appropriate. The Credit Agreement and the other Loan Documents constitute and, as of the date of this Amendment No. 1 will constitute, a valid and binding agreement of the Borrower, Franklin HK and each Corporate Guarantor enforceable against the Borrower, Franklin HK and each Corporate Guarantor in accordance with its terms.

     SECTION 5.  Reaffirmation.  Except as amended and supplemented hereby, all
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of the terms of each of the Credit Agreement and the other Loan Documents shall remain and continue in full force and effect and are hereby confirmed in all respects. Each of the Borrower, Franklin HK and each Corporate Guarantor, as applicable, hereby ratifies and reaffirms the provisions of each of the Credit Agreement and the other Loan Documents (including without limitation the Pledge Agreement and the other Security Agreements) in their entirety as of the date hereof (except as amended by this Amendment No. 1), and hereby re-makes all of the representations, warranties, covenants and agreements contained in each of the Loan Documents and in the other documents executed in connection therewith heretofore made by each of them, which representations, warranties, covenants and agreements shall be true and correct as of the date hereof as if made on and as of such date.

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     SECTION 6.  Counterparts.  This Amendment No. 1 may be signed in any number
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of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


     SECTION 7.  Section Headings.  The Section headings in this Amendment No. 1
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are inserted for convenience only and shall not be part of this instrument.

     SECTION 8.  Governing Law.  This Amendment No. 1 shall be governed by and
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construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.


                         FRANKLIN ELECTRONIC PUBLISHERS, INC.,


                         By:______________________________
                         Title:


                         FRANKLIN ELECTRONIC PUBLISHERS, (HK) LTD.


                         By:_______________________________
                         Title:


                         CHEMICAL BANK


                         By:______________________________
                         Title: Vice President

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